Exhibit 10.16

DIRECTORS COMPENSATION SUMMARY SHEET

Nonemployee directors receive compensation for board service. Payment dates are the last working day of March, June, September, and December. That compensation includes:

Annual Retainer:	$51,000

Chair Retainers:	$125,000 annually for the Non-Executive Chairman of the Board

$30,000 annually for lead independent director (i.e., Outside Directors Committee chair) if there is no Non-Executive Chairman of the Board

$30,000 annually for Audit Committee chair

$20,000 annually for Executive Compensation Committee chair

$10,000 annually for Governance and Nominating Committee chair and all other committee chairs

Attendance Fees:	$2,000 for each board meeting (attended in person, conducted by telephone, or written consent in lieu of meeting)

$1,000 for each committee meeting (attended in person, conducted by telephone, or written consent in lieu of meeting)

Expenses related to attendance

Equity Based Compensation Award:	$100,000 annually